Uroplasty, Inc.
5420 Feltl Road
Minnetonka, MN 55343-9844



August 17, 2006



Securities and Exchange Commission
450 5th Street Northwest
Washington D.C. 20549

To Whom It May Concern:

I, the undersigned, confirm that Larry E. Bakeman may sign on my behalf for filing my required Forms 3, 4 and/or 5 with the Securities and Exchange Commission.

Sincerely,

Uroplasty, Inc.


/s/ MAHEDI A. JIWANI
-----------------------------------
Mahedi A. Jiwani
Vice President, CFO and Treasurer





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